Exhibit 4.2

AIRGAS, INC.,

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 26, 2012

to

Indenture dated as of May 27, 2010

$250,000,000 2.900% Notes due 2022

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS

SECTION 1.1	Generally	1
SECTION 1.2	Definition of Certain Terms	2

ARTICLE II
GENERAL TERMS OF THE NOTES

SECTION 2.1	Form	6
SECTION 2.2	Amount and Payment of Principal and Interest	6
SECTION 2.3	Denominations	7
SECTION 2.4	Global Securities	7
SECTION 2.5	Payment, Transfer and Exchange	7
SECTION 2.6	Registrar and Paying Agent	7
SECTION 2.7	Ranking	8
SECTION 2.8	Trustee’s Right to Refuse Directions in Certain Circumstances	8

ARTICLE III
REDEMPTION

SECTION 3.1	Redemption	8
SECTION 3.2	Redemption Procedures	9
SECTION 3.3	Notice of Redemption	9

ARTICLE IV
CHANGE OF CONTROL

SECTION 4.1	Change of Control	9

ARTICLE V
ADDITIONAL COVENANTS

SECTION 5.1	Restrictions on Liens	12
SECTION 5.2	Limitation on Sale and Leaseback Transactions	13
SECTION 5.3	Reports.	14

ARTICLE VI
AMENDMENTS

SECTION 6.1	Amendments to Section 5.01 of the Base Indenture	15
SECTION 6.2	Amendments to Section 6.01 of the Base Indenture	15
SECTION 6.3	Amendments to Section 9.01 of the Base Indenture	16

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THIS THIRD SUPPLEMENTAL INDENTURE, dated as of November 26, 2012 (the “Third Supplemental Indenture”), between Airgas, Inc., a Delaware corporation, as issuer (the “Company”) and U.S. Bank National Association, a National Banking Association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of May 27, 2010 (the “Base Indenture” and as supplemented by this Third Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series unlimited as to principal amount (the “Securities”);

WHEREAS, the Company has duly authorized and desires to cause to be established pursuant to the Base Indenture and this Third Supplemental Indenture a new series of Securities designated the “2.900% Notes due 2022” (the “Notes”), the form and terms of such Notes to be set forth in this Third Supplemental Indenture;

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

SECTION 1.2 Definition of Certain Terms.

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Attributable Debt” means, when used in connection with a sale and leaseback transaction, at any date of determination, the product of (1) the net proceeds from such sale and leaseback transaction multiplied by (2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Principal and its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any Person (other than a Principal or a Related Party of a Principal), or any Person (other than a Principal or a Related Party of a Principal) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” means an offer to repurchase Notes pursuant to Section 4.1 hereof.

“Change of Control Payment” means, with respect to Notes tendered for purchase pursuant to a Change of Control Offer, an amount equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the date of purchase.

“Change of Control Triggering Event” means, with respect to the Notes, the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the prospectus supplement relating to the Notes (November 19, 2012);

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) is a designee of a Principal or was nominated by a Principal.

“Funded Debt” means all Indebtedness for borrowed money, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“Incur” means to issue, assume, guarantee, incur or otherwise become liable for. The terms “Incurred,” “Incurrence” and “Incurring” shall each have a correlative meaning.

“Independent Investment Banker” means any of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, as appointed by the Company, and their respective successors, or if all of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Principal Property” means any land, land improvements or building, together with the land upon which it is erected and fixtures comprising a part thereof, in each case, owned or leased by us or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1.0% of Consolidated Net Tangible Assets.

“Principal” means Peter McCausland (and in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Peter McCausland or his heirs.

“Rating Agency” means each of Moody’s and S&P; provided, that if Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside our control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee.

“Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute for such bank another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Related Party” means:

(1) any immediate family member (in the case of an individual) of the Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal.

“Restricted Subsidiary” means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Third Supplemental Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third business day preceding the Redemption Date.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

ARTICLE II

GENERAL TERMS OF THE NOTES

SECTION 2.1 Form.

The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A-1 to this Third Supplemental Indenture, which are hereby incorporated into this Third Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Third Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.2 Amount and Payment of Principal and Interest.

(a) The Trustee shall authenticate and deliver the Notes for original issue on the date hereof in the aggregate principal amount of $250,000,000. The principal amount of each Note shall be payable on November 15, 2022.

(b) The Notes shall bear interest at 2.900% per year beginning on the date of issuance until the Notes are redeemed, paid, or duly provided for. Interest shall be paid semiannually in arrears on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing on May 15, 2013. The regular record date for interest payable on the Notes shall be the May 1 and November 1, as the case may be, immediately preceding each Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment.

(c) Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders create and issue additional Notes in one or more tranches (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for issue date and the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding Notes for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. If such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, however, such Additional Notes will have a separate CUSIP number. The aggregate principal amount of the Additional Notes, if any, shall be unlimited.

SECTION 2.3 Denominations.

The Notes will be issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.4 Global Securities.

The Notes will be issuable in the form of one or more Global Securities and the Depository for such Global Security will be The Depository Trust Company in accordance with the Base Indenture.

SECTION 2.5 Payment, Transfer and Exchange.

(a) The principal and interest on Notes represented by Global Securities will be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby. The principal and interest on Notes represented by Physical Securities will be payable, either in person or by mail, at the office of the Paying Agent.

(b) Transfers of Global Securities will be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Securities may be transferred or exchanged for Physical Securities in accordance with the Indenture. Notes represented by Physical Securities are presented to the Registrar with a request from the Holder of such Securities to register a transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar will register the transfer as requested in accordance with the Indenture.

SECTION 2.6 Registrar and Paying Agent.

The Company initially appoints the Trustee as Registrar and Paying Agent. The Company may change the Paying Agent and Registrar without notice to Holders.

SECTION 2.7 Ranking.

The Notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the Notes will (i) rank equally in right of payment with all other indebtedness of the Company that is not by its terms expressly subordinated to other indebtedness of the Company, and (ii) rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company.

SECTION 2.8 Trustee’s Right to Refuse Directions in Certain Circumstances.

With respect to directions given by the Holders of a majority in principal amount pursuant to the Indenture to the Trustee in its exercise of any trust or power, the Trustee will be entitled to refuse to follow any such direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, unless the Trustee is offered indemnity satisfactory to it.

ARTICLE III

REDEMPTION

SECTION 3.1 Redemption.

(a) Except as provided in this Article III and in Article IV below, the Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(b) The Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option. If the Redemption Date is prior to August 15, 2022, the Notes may be redeemed by the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points. If the Redemption Date is on or after August 15, 2022, the Notes may be redeemed by the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed. In each case, accrued and unpaid interest will be paid to the Redemption Date. The Company may provide in such notice that payment of such Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

SECTION 3.2 Redemption Procedures.

The Trustee will select Notes called for redemption in part on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository); provided that the principal amount of any Note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof. In the case of Notes represented by Physical Securities, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of Notes represented by a Global Security, the outstanding principal amount of the Global Security representing the Notes will be reduced by book-entry. Notes called for redemption become due on the Redemption Date. On and after the Redemption Date, interest stops accruing on Notes or any portions of the Notes called for redemption (unless there is a default in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of an accrued interest on the Notes to be redeemed on the Redemption Date.

SECTION 3.3 Notice of Redemption.

(a) At the Company’s written request made at least 15 days prior to the date on which notice of redemption is to be given (unless a shorter notice shall be agreed to in writing by the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.

(b) Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

(c) Any notice to Holders of Notes of any redemption will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date

ARTICLE IV

CHANGE OF CONTROL

SECTION 4.1 Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption, each Holder of Notes shall have the right to require the Company to purchase all or a portion (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Holder’s Notes at an offer price in cash equal to the Change of Control Payment, subject to the rights of Holders of Notes on the relevant date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following any Change of Control Triggering Event or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall mail, or cause to be mailed, by first class mail, a notice to the Trustee and to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and specifying:

(i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes tendered will be accepted for payment;

(ii) the Change of Control Payment and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) the CUSIP numbers for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal to $2,000 in principal amount and any integral multiple of $1,000 in excess thereof; and

(ix) that, if mailed prior to the date of consummation of the Change of Control, the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) The Company shall cause the Change of Control Offer to remain open for such period as is required by applicable law. The Company shall comply, in all material respects, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 4.1, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1 by virtue of any such conflict.

(d) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party involved in the applicable Change of Control makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE V

ADDITIONAL COVENANTS

In addition to the covenants in Article IV of the Base Indenture, the Company will comply with the following:

SECTION 5.1 Restrictions on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness secured by any Lien on any shares of stock, Indebtedness or other obligations of a Restricted Subsidiary or any Principal Property of the Company or a Restricted Subsidiary, whether such shares of stock, Indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of this Third Supplemental Indenture or thereafter acquired, without in any such case effectively providing that all the notes will be directly secured equally and ratably with such Lien.

(b) These restrictions do not apply to:

(1) the Incurrence of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of this Third Supplemental Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of this Third Supplemental Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (1) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

(2) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the date the Notes are initially issued;

(3) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary;

(4) any Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(5) any Lien in favor of the United States of America or any State, or in favor of any department, agency or instrumentality or political division, or in favor of any other country or any political subdivision of a foreign country, the purpose of which is to secure partial, progress, advance or other payments;

(6) any Lien imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;

(7) any pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(8) any Lien in connection with legal proceedings;

(9) any Lien for taxes or assessments;

(10) any Lien to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business; and

(11) any renewal of or substitution for any Lien permitted by any of the preceding clauses (1) through (4) above, provided, in the case of a Lien permitted under clause (1), (2) or (4) above, the debt secured is not increased nor the Lien extended to any additional assets.

(c) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted by Section 5.1(b)(1) through (11), and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement of such Lien, and after giving effect thereto, the total outstanding Indebtedness secured by Liens Incurred pursuant to this paragraph, together with the total outstanding Attributable Debt Incurred in connection with any sale and leaseback transactions entered into pursuant to the provisions of this Third Supplemental Indenture described in Section 5.2(b) does not exceed 10% of Consolidated Net Tangible Assets.

(d) For the purposes of this Section 5.1 and Section 5.2 of this Third Supplemental Indenture, the giving of a guarantee which is secured by a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property, and the creation of a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien.

SECTION 5.2 Limitation on Sale and Leaseback Transactions. (a) The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an

entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period:

(1) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of this Third Supplemental Indenture described above under Section 5.1 to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding notes;

(2) if the Company promptly informs the Trustee of such transaction, the net proceeds of such transaction are at least equal to the fair market value (as determined by board resolution) of such property, and the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt Incurred or assumed by the Company or a Restricted Subsidiary (including the Notes); or

(3) if the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair market value of the Principal Property (or portion thereof) so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by board resolution) to purchase other Principal Property having a fair market value at least equal to the fair market value of the Principal Property (or portion thereof) sold or transferred in such sale and leaseback transaction.

(b) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted in Section 5.2(a) and without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into such sale and leaseback transactions and after giving effect thereto, the total outstanding Attributable Debt Incurred pursuant to this Section 5.2(b), together with any of the total outstanding Indebtedness secured by Liens created, assumed or otherwise incurred pursuant to the provisions of this Third Supplemental Indenture described in Section 5.1(a) does not exceed 10% of Consolidated Net Tangible Assets.

SECTION 5.3 Reports. Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the

Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request, provided that for the avoidance of doubt, information or reports filed with the Commission shall be deemed furnished to the Holders of Notes.

ARTICLE VI

AMENDMENTS

SECTION 6.1 Amendments to Section 5.01 of the Base Indenture.

Section 5.01(2) of the Base Indenture is deleted in its entirety and replaced with the following:

“(2) the Successor Company assumes all the obligations of the Company under the Securities and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and”.

SECTION 6.2 Amendments to Section 6.01 of the Base Indenture.

(a) Section 6.01(3) of the Base Indenture is deleted in its entirety and replaced with the following:

“(3) a failure to perform any of the Company’s other covenants or agreements contained in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of a series of Securities other than such series) applicable to the Securities of any series, for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the principal amount of the Securities of such series then outstanding (for purposes of Section 5.3 of the Third Supplemental Indenture, the 60 day period will be extended to 90 days) specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;”.

(b) The word “and” is deleted from the end of Section 6.01(5) of the Base Indenture, and the following is inserted before the period at the end of Section 6.01(6) of the Base Indenture:

“ and;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default (a) is caused by a failure to pay principal at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more.”

SECTION 6.3 Amendments to Section 9.01 of the Base Indenture.

Section 9.01(b) of the Base Indenture is deleted in its entirety and replaced with the following:

“(b) Subject to Sections 9.01(c) and 9.02, the Company may at any time elect to terminate some or all of its obligations under the outstanding Securities and this Indenture (hereinafter, “Legal Defeasance”) except for obligations under Sections 2.04, 2.07 and 2.08 and obligations under the TIA. The Company may terminate its obligations under Section 4.1 and Sections 5.1 and 5.2 of the Third Supplemental Indenture on a date the conditions set forth in Section 9.02 are satisfied (hereinafter, “Covenant Defeasance”) and thereafter, any omission to comply with any covenant referred to above will not constitute a Default or an Event of Default with respect to the Securities. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.”

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 7.2 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes.

SECTION 7.3 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 7.4 Counterpart Originals.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7.5 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed all as of the date and year first written above.

AIRGAS, INC.

By:	/s/ Joseph C. Sullivan
Name: Joseph C. Sullivan
Title: Vice President & Treasurer

[Company Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stacy L. Mitchell
Name: Stacy L. Mitchell
Title: Vice President

[Trustee Signature Page to Third Supplemental Indenture]

EXHIBIT A-1

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: 009363 AM4

ISIN No.: US009363AM48

AIRGAS, INC.

No. 1	$250,000,000

2.900% NOTE DUE 2022

AIRGAS, INC., a Delaware corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $250,000,000 on November 15, 2022.

Interest Payment Dates: May 15 and November 15, commencing May 15, 2013.

Record Dates: May 1 and November 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated: November 26, 2012

AIRGAS, INC.

By:
Name:
Title:

[Global Note]

Certificate of Authentication

This is one of the 2.900% Notes due 2022 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: November 26, 2012

[Global Note]

[FORM OF REVERSE OF NOTE]

AIRGAS, INC.

2.900% NOTE DUE 2022

1. Interest. AIRGAS, INC., a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 2.900% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including November 26, 2012 to but excluding the date on which interest is paid. Interest shall be payable in arrears on May 15 and November 15 of each year, commencing May 15, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on the May 1 and November 1 immediately preceding the interest payment date (whether or not a Business Day). Holders do not have to surrender Notes to a Paying Agent to collect principal payments. The Company will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid by the Paying Agent, all principal and interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. This Note is one of the series designated on the face hereof. This Note is one of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture dated as of May 27, 2010 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the Third Supplemental Indenture, dated as of November 26, 2012, between the Company and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”). This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

5. Optional Redemption. The Notes are subject to redemption at any time or from time to time, in whole or in part, at the Company’s option. If the Redemption Date is prior to August 15, 2022, the Notes may be redeemed by the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points. If the Redemption Date is on or after August 15, 2022, the Notes may be redeemed by the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed. In each case, accrued and unpaid interest will be paid to the Redemption Date. The Company may provide in such notice that payment of such Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Any notice to Holders of Notes of a redemption pursuant to paragraph 5 hereof will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself. The actual Redemption Price, calculated as described above, will be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date.

6. Redemption Procedures. The Trustee will select Notes called for redemption in part pursuant to paragraph 5 on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository); provided that the principal amount of any Note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note, or in the case of Notes represented by a Global Security, the outstanding principal amount of such Global Security will be reduced by book-entry. Notes called for redemption pursuant to paragraph 5 hereto become due on the Redemption Date. On and after the Redemption Date, interest stops accruing on Notes or portions of them called for redemption (unless there is a default in the payment thereof).

7. Notice of Redemption. Notices of redemption pursuant to paragraph 5 shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

8. Change of Control. Upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to paragraph 5 of this Note, each Holder of Notes of this series shall have the right to require the Company to repurchase all or any part (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Notes at an offer price in cash equal to the Change of Control Payment. The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture.

10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors.

12. Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

13. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Five of the Base Indenture, the predecessor corporation will, except as provided in Article Five of the Base Indenture, be released from those obligations.

14. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Sections 6.01(4) and 6.01(5) of the Base Indenture) occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Sections 6.01(4) and 6.01(5) of the Base Indenture occurs, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, provided, that the Trustee will be entitled to refuse to follow any such direction that conflicts with law or the Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, unless the Trustee is offered indemnity satisfactory to it. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes or a default in the observance or performance of any of the obligations of the Company under Article Five of the Base Indenture) if it determines that withholding notice is in their best interests.

15. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

16. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

17. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption.

18. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

19. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Trustee and the Company agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

20. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

If to the Company:

Airgas, Inc.

259 North Radnor-Chester Rd.

Radnor, Pennsylvania 19087-5283

Attn: General Counsel

Fax: (610) 225-3271

With a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attn: Michael Sherman

Fax: (212) 378-2598

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.